Exhibit 99.1

[SAIC Letterhead]

December 9, 2005

To the SAIC Directors and Executive Officers

Re:	Important Notice Regarding SOX Blackout Period and
Restrictions on Directors and Executive Officers Ability to Trade in SAIC Securities

Ladies and Gentlemen:

The purpose of this letter is to notify you of an upcoming “blackout period” (December 16, 2005 until completion of the next retirement plan transaction, currently scheduled for December 30, 2005) during which you will be prohibited from effecting any transactions in SAIC stock or options, including exercising stock options that expire during the blackout period.

Retirement Plan Blackout Period

As you know, SAIC has postponed until December 30, 2005 the trade date that was originally scheduled to occur on December 16, 2005. Delaying the trade date will affect the ability of participants and beneficiaries in the Science Applications International Corporation 401(k) Profit Sharing Plan and the Science Applications International Corporation Employee Stock Retirement Plan (collectively, the “Plans”) to complete transactions involving SAIC common stock. The period between December 16, 2005 and completion of the next retirement plan transaction, currently scheduled for December 30, 2005, which is created by the delay, is called a “blackout period.” The blackout period and reasons for the blackout period are further described in the Notice to SAIC Retirement Plan Participants attached as Exhibit A, which forms a part of this letter of notification to directors and executive officers.

Insider Trading Prohibition During Blackout Period

The Sarbanes-Oxley Act of 2002 (“SOX”) and Regulation Blackout Trading Restriction, or BTR, enacted under SOX impose trading restrictions on executive officers and directors during a blackout period. The SOX insider trading rules make it unlawful for any director or executive officer of SAIC to, directly or indirectly, purchase, sell or otherwise acquire or transfer any SAIC equity security during the period beginning on December 16, 2005 and ending immediately before the trade is completed (currently scheduled for December 30, 2005). Although the SOX insider trading rules contain limited exceptions, because of the complexity of the rules, SAIC has decided to prohibit all transactions by directors or executive officers that involve SAIC equity securities during the blackout period, other than any transaction that is approved in advance in writing by the General Counsel’s Office.

Importantly, during the blackout period, the SOX insider trading rules prohibit the grant and/or exercise of stock option grants, restricted stock, restricted stock units and other types of compensation awards whose value is denominated in, derived from or based on the market value of SAIC common stock by directors and executive officers. Because of these restrictions, you may wish to evaluate the expiration dates of any outstanding stock options prior to the beginning of the blackout period on December 16, 2005.

If you have any questions regarding the blackout period, your status as an executive officer or director for purposes of the SOX rules, your ability to enter into a transaction during the blackout period, you should contact me by email at douglas.e.scott@saic.com, by telephone at (858) 826-7325, by facsimile at (858) 826-6808 or by mail at 10260 Campus Point Drive, M/S F2, San Diego, California 92121. If I am unavailable for any reason, please contact Paul Greiner by email at paul.h.greiner@saic.com or by telephone at (858) 826-7360.

Very truly yours,

/s/ Douglas E. Scott
Douglas E. Scott Senior Vice President and General Counsel

cc:	Paul H. Greiner

Exhibit A

Important Notice Concerning Your Rights under the Science Applications International Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) and the Science Applications International Corporation Employee Stock Retirement Plan (the “ESRP”).

December 9, 2005

This notifies you that Science Applications International Corporation (“SAIC”) has postponed the trade date that was originally scheduled for December 16, 2005 until December 30, 2005. There will also be a corresponding change in the cutoff date for submitting your paperwork requesting an exchange of shares of SAIC stock into another investment option within the 401(k) Plan and the ESRP. The relevant date changes are as follows:

EVENT	ORIGINAL SCHEDULE	NEW SCHEDULE

Distribution Request Cutoff Date	November 30, 2005	November 30, 2005

Rollover Submission Cutoff Date	December 9, 2005	December 23, 2005

Board Pricing Date	December 9, 2005	December 23, 2005

Exchange Submittal Cutoff Date	December 13, 2005	December 27, 2005

Exchange/Trade Date	December 16, 2005	December 30, 2005

As a participant or beneficiary in the 401(k) Plan or ESRP, you are only permitted to increase, decrease or liquidate the portion of your account that is invested in SAIC Stock (or acquire shares of SAIC stock for the first time) on a trade date. The period between December 16, 2005 and December 30, 2005 that is created by the postponement of the December 16th trade date is called a “blackout period.” Although it is anticipated that the rescheduled trade date will occur on December 30, 2005, it is possible that there may be further delay and the blackout period may be extended. You can confirm whether the blackout period has started or ended by contacting the Director of Retirement Programs through the contact information below or by accessing SAIC’s intranet site, ISSAIC (https://issaic.saic.com/saic-ipo/), or the section of SAIC’s publicly available website devoted to the transactions discussed below at http://www.saic.com/saic-ipo/.

The scheduled trade date of December 16th was changed due to an unanticipated material financial development. SAIC expects to report in its Quarterly Report on Form 10-Q for the third quarter ended October 31, 2005 (the “10-Q”), an additional $61 million loss in the third quarter relating to the Greek Olympics contract. The 10-Q is expected to be filed with the SEC and available to participants on or about December 15, 2005. In addition, the Board of Directors has postponed the SAIC stockholders’ meeting scheduled for December 16th to approve of, among other things, a reorganization merger (the “Special Meeting”), due to the unanticipated developments relating to the Greek Olympics contract. SAIC’s Board and management believed that it was appropriate to delay the pricing of SAIC stock and postpone the retirement plans trade date given the Greek Olympics contract developments that will be described in the 10-Q, and the postponement of the Special Meeting.

Except under certain circumstances, including where failure to comply is due to events that were unforeseeable or beyond the reasonable control of the plan administrator, federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date immediately before the commencement of any blackout period (i.e., the last date on which you could trade in SAIC stock) in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. Because the restriction on trading shares of SAIC stock is lifted only four times per year, this 30-day advance notice would have required that we provide you with a notice of the blackout period on September 14, 2005 (i.e., 30 days prior to the last limited market trade (e.g., the October trade date)). SAIC’s decision to postpone the scheduled trade was not finalized until after the October trade date. Given that the analysis of the impact of the financial loss relating to the Greek Olympics contract to be included in the third quarter 10-Q and the decision of SAIC’s Board of Directors to postpone the Special Meeting were not finalized until December 9, 2005, this notice of the blackout period is being issued as soon as reasonably possible after the necessary delay of the trade was known.

For additional information regarding whether the blackout period has started or ended and the timing of investments in SAIC stock under the 401(k) Plan and ESRP, please check the Questions and Answers (“Q&A”) posted on SAIC’s intranet, ISSAIC, at https://issaic.saic.com/saic-ipo/ or SAIC’s publicly available website, http://www.saic.com/saic-ipo/. In addition, you may contact Lucy K. Moffitt, Vice President, Director for Retirement Programs, SAIC, by mail at 10260 Campus Point Drive, M/S F2, San Diego, CA 92121, by email at lucy.k.moffitt@saic.com, or by phone at (858) 826-5330.